                                                                  EXHIBIT 10.18


           EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

         THIS EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT, dated as of September 25, 1998 (this "Agreement"), is by and between MedicalControl Network Solutions, Inc., a Delaware corporation ("Employer"), and Donald Richard Huntington ("Employee").

                              W I T N E S S E T H:

         WHEREAS, pursuant to that certain Stock Purchase Agreement (the "Acquisition Agreement") by and among MedicalControl, Inc. ("MedicalControl"), the Employer, Employee, Business Health Companies, Inc. ("BHC") and the other shareholders of BHC, Employer purchased (the "Acquisition") all of the outstanding shares of capital stock of BHC (the "Shares"); and

         WHEREAS, upon the consummation of the transactions contemplated by the Acquisition Agreement, BHC will become a wholly owned subsidiary of the Employer; and

         WHEREAS, as a result of the consummation of the transactions contemplated by the Acquisition Agreement, the Employer desires to obtain the services of the Employee, and the Employee desires to provide such services to the Employer, all upon the terms and conditions set forth herein; and

         WHEREAS, immediately prior to the purchase of the Shares by the Employer, the Employee was a shareholder, director and an executive officer of the BHC; and

         WHEREAS, in order to induce the Employer to purchase the Shares, the Employee has agreed to enter into this Agreement and the Employee acknowledges that he will economically benefit from the sale of the Shares to the Employer; and

         WHEREAS, the execution of this Agreement is a condition precedent to the closing of the transactions contemplated by the Acquisition Agreement; and

         WHEREAS, the Employer would not consummate the purchase of the Shares pursuant to the Acquisition Agreement absent the execution by the Employee of this Agreement; and

         WHEREAS, the Employer and its Affiliates (the term "Affiliates" shall include any person or entity that directly or indirectly controls, is controlled by, or is under the control of such person or entity) are engaged in the business of providing services in the healthcare industry, including operating a contracted network of hospitals, physicians and ancillary healthcare providers; providing healthcare benefit plan administration; providing management services to preferred provider networks; and designing and selling repricing software and services for preferred provider organizations and certain healthcare network organizations (the "Business"); and

         WHEREAS, the Employer and its Affiliates would suffer damages, including the loss of profits, if the Employee solicited any customers or employees of the Employer or its Affiliates otherwise than for the benefit of Employer pursuant to his duties described herein; and

         WHEREAS, the Employee recognizes and agrees that the covenants contained by him herein are essential to the ability of the Employer to retain the goodwill related to the BHC's business that is being acquired by the Employer;

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Compensation and Employment. Employee agrees to be employed by Employer, and Employer agrees to so employ Employee, on the terms and conditions set forth below. Employer shall pay, and Employee agrees to accept, an annual base salary (the "Base Salary") of $200,000 during the term hereof. Additionally, Employee shall be eligible to participate in the Management Incentive Program or other bonus programs established by Employer for executives.

         Employee's Base Salary may be increased consistent with recommendations from the President of Employer. The Base Salary may not be reduced to less than $200,000 without the consent of Employee. The Base Salary will be payable according to the normal payroll procedures of the Employer and subject to all appropriate withholdings. Employee shall be reimbursed his reasonable and documented business expenses, in accordance with Employer's policies for other executives. Employee shall be entitled to such fringe benefits (including life, medical and long-term disability insurance and participation in the Employer's 401(k) savings plan) that are consistent with other senior executive employees of Employer. In all instances and for all purposes, Employee's employment tenure will include his employment time with BHC as well as Employer. In addition, Employer agrees to provide Employee four weeks paid vacation and paid membership in The Houstonian on terms consistent with past practices.

         The Employer hereby employs the Employee to serve as a Senior Vice President of Employer or higher position, and to retain the same position and title held in BHC prior to employment with the Employer. Employee's duties will include managing the business and operations of Employer acquired in the Acquisition and performing such other corporate roles and responsibilities to be reasonably determined by Employer.

Employee shall report to the President of Employer. Employee's title and duties will not be materially decreased in a manner inconsistent with his position and experience or his performance hereunder. Employee agrees to devote his full business time and his best efforts, skills and abilities to the performance of his duties hereunder. The Employee shall be provided with his existing office or comparable office, existing or similar office amenities and a secretary of his choice who will be initially compensated in accordance with BHC's historic practices. Employee may serve as a Director or Trustee of other organizations, provided such service does not prevent Employee from effectively performing his duties under this Agreement.

         Employee's principal place of employment will be Employer's South Texas Office which will be within a 50 mile radius of Houston, Texas. Employee can perform his duties hereunder out of his residence if Employer and Employee agree that such performance in no way diminishes the effectiveness of Employee's performance hereunder.

         Employee shall use his best efforts to preserve the business of Employer and the good will of all employees, customers, suppliers and other persons having business relations with Employer.

         2. Term. The employment of Employee shall begin on the date of this Agreement and shall continue until the earliest of (i) September 1, 2003; (ii) the date Employer terminates it for just cause; (iii) the date Employee terminates it for just cause; or (iv) the death of Employee.

         For purposes of this Section 2, "just cause" for termination for the purposes of the Employer's termination of Employee shall include: (a) the failure or inability for any reason of Employee to devote the business time (other than due to approved vacation time or other approved absences) required by Section 1 to Employer's business; (b) the failure of Employee to diligently perform his duties under this Agreement; (c) the conviction by Employee of a felony or the commission by Employee of an act involving moral turpitude which adversely affects Employer's business through the loss of clients, contracts, vendors or suppliers; (d) Employee's material breach or default in the performance of his obligations hereunder; or (e) Employee's failure or refusal to follow the reasonable instructions of the President of Employer or the reasonable policies, standards and regulations of Employer.

         The termination of Employee's employment by Employer shall not be deemed to be for just cause unless the President of Employer provides written notice to Employee of the conduct on which the termination is based, and Employee must be given the opportunity during the 30-day period following written notice to correct the conduct described in such notice, unless such conduct is a conviction of a felony or an act or acts involving moral turpitude which adversely affects the Employer as described in Section 2(c) or which cannot be cured.

         For purposes of this Agreement, "just cause," with respect to the Employee's termination of employment with the Employer means (i) the Employer's breach of its obligations to make any payments required hereunder or (ii) the Employer's breach of any other material provision of this Agreement; provided, however, the termination of Employee's employment by Employee shall not be deemed to be for just cause unless Employee provides written notice to Employer of the conduct on which the termination is based, and Employer must be given the opportunity during the 30-day period following written notice to correct the conduct described in such notice, unless such conduct cannot be cured.

         If Employee becomes disabled (as defined under the Employer's long-term disability insurance policy) during the term of this Agreement, then Employee will be entitled to disability payments for the shorter of (a) three years following his disability or (b) the remaining term of this Agreement (the "Disability Period"), such disability payments to be equal to the difference between (i) Employee's Base Salary during the Disability Period and (ii) the amount of disability insurance payments collected by Employee during the Disability Period.

         If Employee resigns within 10 business days following a Change of Control (as defined), he will receive his Base Salary for the one-year period following the Change of Control. If Employee is terminated within 60 business days after a Change of Control without just cause, then Employee will be entitled to his Base Salary through the shorter of (a) three years following his termination or (b) the remaining term of this Agreement. As used herein, a Change of Control shall occur if the Employer or MedicalControl (i) sells substantially all of its assets to a single purchaser (or to a group of purchasers in a series of related transactions) other than to an affiliated entity; (ii) sells, exchanges or otherwise disposes of more than 50% of its outstanding shares other than to an affiliated entity; (iii) dissolves; or (iv) merges or consolidates in a transaction in which the Employer's or MedicalControl's shareholders receive less than 50% of the outstanding voting shares of the new or continuing corporation.

         In the event of (i) the Employer's termination of the Employee's employment without just cause (other than due to a disability of Employee or if Employee is terminated within 60 business days following a Change in Control) or (ii) the Employee's termination of employment for just cause (a "Termination Event"), the Employee shall be paid, in addition to all compensation due up to the date of termination, severance pay in the amount of his Base Salary through the remaining term of this Agreement.

         Any severance pay or payments made due to Employee's disability or a Change in Control will be paid periodically in accordance with Employer's normal payroll procedures and subject to all appropriate withholdings.

         Except as specifically provided for herein, the provisions of Sections 3, 4 and 5 shall survive any termination of Employee's employment under this Agreement. In the event of the termination of Employee's employment prior to the completion of the term of employment due to Employee's voluntary resignation other than for just cause by Employee or Employer's termination of Employee for just cause, Employee shall be entitled only to the compensation earned by him as of the date of termination.

         3. Nondisclosure Agreement. Employee has had and will have access to and become familiar with various trade secrets and proprietary and confidential information consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to as the "Trade Secrets"), that are owned by Employer (including, but not limited to, Trade Secrets of the BHC acquired in the Acquisition) and regularly used in the operation of the Business, but in connection with which Employer take precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) are entrusted to Employee after being informed of their confidential and secret status by Employer and because of the fiduciary position occupied by Employee with Employer; (3) have been developed by Employer for and on behalf of Employer through substantial expenditures of time, effort and money and are used in its business; (4) give Employer an advantage over competitors who do not know or use the Trade Secrets; (5) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (6) the Trade Secrets are valuable, special and unique assets of Employer, the disclosure of which could cause substantial injury and loss of profits and good will to Employer. Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement. All files, records, documents, information, data and similar items relating to the business of Employer, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer under any circumstances without the prior written consent of the President of Employer (except in the ordinary course of business during Employee's period of active employment under this Agreement), and in any event shall be promptly delivered to Employer upon termination of this Agreement. Employee agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any

Trade Secrets to any entity, agency, tribunal or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the President of Employer.

         Notwithstanding the foregoing, Trade Secrets shall not include any information which is generally available to the public (other than through a breach of any confidentiality or other contract or a breach of fiduciary duty). If Employee is requested in any legal proceeding to disclose any Trade Secrets, Employee will give Employer prompt notice of such request so that Employer may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled to disclose any Trade Secrets by a court or governmental body having the apparent authority to order such disclosure, Employee may disclose the Trade Secrets without liability hereunder; provided, however, that Employee must give Employer written notice of the information to be disclosed as far in advance of its disclosure as is practicable, and, upon Employer's request, Employee uses his best reasonable efforts to obtain assurances that confidential treatment will be accorded to the Trade Secrets.

         4. Non-Competition Agreement. Employee acknowledges and agrees that he will be able to injure Employer if he should compete with Employer in a business that is competitive with the business conducted or to be conducted by Employer or its Affiliates. In addition, Employer has acquired the Trade Secrets and the good will of BHC as a result of the Acquisition, and Employer would not have consummated the Acquisition without Employee executing a non-competition agreement. For these reasons, Employee hereby agrees as follows:

                  (a) Without the prior written consent of Employer, Employee shall not, during the period of employment with Employer, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (i) invest (other than investments in publicly owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with the Business, (ii) accept employment with or render services to a competitor of Employer as a director, officer, agent, employee or consultant, (iii) contact, solicit or attempt to solicit or accept business from any (A) customers of Employer or its affiliates or (B) person or entity whose business Employer or its affiliates is soliciting, (iv) contact, solicit or attempt to solicit or accept or direct business that is competitive with the Business during Employee's employment under this Agreement from any of the customers of Employer or any of its affiliates, or (v) take any action inconsistent with the fiduciary relationship of an employee to his employer.

                  (b) For a period of 36 months after the termination or cessation of his employment with Employer for any reason whatsoever, Employee shall not, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, in the States of Texas, Louisiana, New Mexico, Arkansas, Oklahoma, Mississippi, Alabama and Tennessee (the "Designated Territory") (i) invest (other than investments in publicly owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with the Business, (ii) accept employment with or render services to a competitor of Employer as a director, officer, agent, employee or consultant, or (iii) contact, solicit or attempt to solicit or accept business from any (A) customer of Employer or its affiliates or (B) person or entity whose Employer or its affiliates are soliciting. For the purposes of this Agreement, a "competitor" specifically includes persons, firms, sole proprietorships, partnerships, companies, corporations or other entities that market products and/or perform services in direct or indirect competition with the Business within the Designated Territory.

         5. Nonemployment Agreement. For a period of 36 months after the termination or cessation of his employment with Employer for any reason whatsoever, Employee shall not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of Employer or its affiliates to leave the employment of Employer or its affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Employer concerning the names and addresses of Employer's employees.

         The provisions contained in Section 4 and 5 hereof will terminate and be of no effect if (a) an Event of Default occurs under the convertible subordinated promissory note issued by Employer to Employee in the Acquisition and remains uncured during the period provided for in such note, (b) Employer fails to register the shares of common stock of MedicalControl in violation of that certain Registration Rights Agreement between MedicalControl, Employee and certain other individuals, (c) Employer in writing or orally in front of a third party states to Employee that it is terminating him without just cause and fails to pay the severance provided for herein or (d) Employer breaches the terms of that certain Escrow Agreement executed in connection with the Acquisition (it being acknowledged that the mere act of the escrow agent depositing the escrow amount into a court in an interpleader action is not a default by Employer of the Escrow Agreement).

         6. Severability. The parties hereto intend all provisions of Sections 3, 4 and 5 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 3, 4 and 5 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Employee agrees that the non-competition agreements, nondisclosure agreements and nonemployment agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of Employee contained in the non-competition, nondisclosure or nonemployment agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         7. Affiliates. Employee will use his best efforts to ensure that no corporation or other entity of which he is an officer, director, shareholder, owner, partner or other affiliate, shall take any action that Employee could not take without violating any provision of this Agreement. In addition, no family members of Employee shall take any action that Employee could not take without violating any provision of this Agreement if such family member is under the direction or control of Employee.

         8. Remedies. Employee recognizes and acknowledges that the ascertainment of damages in the event of his breach of any provision of this Agreement would be difficult, and Employee agrees that Employer, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

         9. Acknowledgments. Employee acknowledges and recognizes that the enforcement of any of the non-competition provisions in this Agreement by Employer will not interfere with Employee's ability to pursue a proper livelihood. Employee further represents that he is capable of pursuing a career in other industries to earn a proper livelihood. Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation and continuity of the business and good will of Employer. Employee agrees that due to the nature of Employer's business, the non-competition restrictions set forth in this Agreement are reasonable as to time and geographic area. At any time during the 36 months commencing on the date hereof, Employer may request Employee to supply such information as Employer deems necessary to ascertain whether or not Employee has complied with, or has violated, the restrictive covenants of Sections 3, 4, and 5 hereof. Any such request for information will be sent to Employee by certified mail, return receipt requested, addressed to Employee's last known address. Employee shall furnish the requested information to Employer within 10 days following the receipt of such request.

         10. Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given if given in writing and personally delivered or sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

     If to Employer:                     MedicalControl Network Solutions, Inc.
                                         8625 King George Drive
                                         Dallas, Texas   75235
                                         Attention: President

     If to Employee:                     448 North Post Oak Lane
                                         Houston, Texas  77024

     With a copy (which shall            Ken Kosut
     not constitute notice) to:          Evans, Kosut and Kasprzak
                                         16945 North Chase Drive
                                         Houston, Texas   77060

                                         Douglas Elden
                                         The Elden Law Firm
                                         150 North Michigan Avenue
                                         Suite 2500
                                         Chicago, Illinois   60601

Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

         11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

         12. Modification. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

         13. Governing Law and Venue. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder will be performable in Houston, Harris County, Texas. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. If any action is brought to enforce or interpret this Agreement, venue for such action shall be in Harris County, Texas.

         14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

         15. Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

         16. Estate. If Employee dies prior to the expiration of the term of employment, any monies that may be due him from Employer under this Agreement as of the date of his death shall be paid to his estate.

         17. Assignment. Upon notice to Employee, Employer shall have the right to assign this Agreement to its affiliates, successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties and benefits to Employee hereunder are personal to him, and no such right or benefit may be assigned by him.

         18. Binding Effect. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

         19. Waiver of Breach. The waiver by Employer of a breach of any provisions of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

         20. Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

         21. Guaranty. By its execution hereof, MedicalControl irrevocably and unconditionally guarantees to Employee the prompt payment when due of all of the Employer's payment obligations under Sections 1 and 2 hereof, together with and as adjusted by any and all amendments or modifications thereto in accordance with the terms of this Agreement.


                           (Signature Page to Follow)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       EMPLOYEE:


                                       /s/ DONALD RICHARD HUNTINGTON
                                       -----------------------------------------
                                       Donald Richard Huntington


                                       Employer:

                                       MEDICALCONTROL NETWORK SOLUTIONS, INC.



                                       By: /s/ ROBERT O. BROOKS
                                          --------------------------------------
                                          Robert O. Brooks
                                          President and Chief Executive Officer


                                       Guarantor:


                                       MEDICALCONTROL, INC.



                                       By: /s/ J. WARD HUNT
                                          --------------------------------------
                                          J. Ward Hunt
                                          President and Chief Executive Officer